FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2014

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 North LaSalle Street, Suite 4000, Chicago, Illinois		60602
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (312) 630-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

Pursuant to Item 5.02(e) of Form 8-K, Telephone and Data Systems, Inc. (“TDS”) is filing this Form 8-K to report the amount of bonuses paid to its named executive officers in 2014 with respect to 2013 performance.

Officers are not entitled to any bonus unless and until paid.

TDS is filing this Current Report on Form 8-K to disclose the amounts of bonuses paid to its named executive officers in 2014 with respect to 2013 performance.  Pursuant to Instruction 4 of Item 5.02, the below named executive officers include the persons who were identified as named executive officers in TDS’ most recent proxy statement filing with the SEC on April 19, 2013 (which will not be identical to the persons who will be identified as named executive officers in the 2014 proxy statement).

Pursuant to the foregoing, the following amounts of bonuses were paid to the below named executive officers on March 13-14, 2014 relating to 2013 performance:

	LeRoy T. Carlson, Jr.(1)	Kenneth R. Meyers(2)	Mary N. Dillon(3)		Scott H. Williamson(4)	David A. Wittwer(5)
Bonus Paid in 2014 for 2013 Performance	$875,000	$664,000	$	N/A	$311,700	$464,500

(1)           Mr. Carlson’s informal target bonus with respect to the 2013 bonus paid in 2014 was 90% of his 2013 base salary of $1,352,700, or $1,217,430.  In the Compensation Committee's subjective judgment and based on its analysis and consultation with Compensation Strategies, it believed that Mr. Carlson's cash bonus for 2013 should be $875,000, or approximately 72% of this target.  This reflects the TDS company performance of 68.2% and the Compensation Committee's subjective judgment of the individual performance of Mr. Carlson.

(2)           Kenneth R. Meyers did not receive a bonus from TDS with respect to 2013.  Pursuant to a letter agreement between Mr. Meyers and TDS’ subsidiary, United States Cellular Corporation (“U.S. Cellular”), relating to his appointment as U.S. Cellular’s President and CEO effective June 22, 2013, his entire bonus with respect to 2013 was paid by U.S. Cellular.

(3)           Mary N. Dillon resigned from U.S. Cellular in 2013 and, accordingly, was not paid a bonus in 2014.

(4)           Mr. Williamson’s bonus of $311,700 represents a bonus of approximately 68.2% of his target bonus for company performance and approximately 146% of his target bonus for individual performance.  The individual performance percentage was based on the recommendation of the TDS President and CEO, based on his subjective judgment of Mr. Williamson’s personal achievements and performance in 2013.

(5)           Mr. Wittwer’s target bonus with respect to the 2013 bonus paid in 2014 was 65% of his 2013 base salary of $568,000, or $369,200.  TDS Telecom’s overall company performance for 2013 was 105.4% of target.  Mr. Wittwer’s bonus of $464,500 was approximately 126% of his target for 2013.  This primarily reflects TDS Telecom’s overall company performance for 2013 of 105.4% and the TDS Telecom Chairman’s and TDS Compensation Committee’s subjective judgment of the TDS Telecom team performance and Mr. Wittwer’s personal achievements and performance in 2013.

The above shows the entire amount of the bonus paid, whether or not some or all of such bonus has been deferred and whether or not some portion of such amount will be reported as non-equity incentive plan compensation in the 2014 proxy statement.

TDS established the 2013 Officer Bonus Program for awarding bonuses to certain officers.  This bonus program covered all TDS officers other than the President and CEO of TDS and the Chairman Emeritus of TDS.  This program was filed by TDS as Exhibit 10.1 to TDS’ Form 8-K dated March 6, 2013.  This Form 8-K disclosed that one of the metrics for company performance would be consolidated operating cash flow, also commonly known as “EBITDA”.  However, the Compensation Committee determined to change this metric to adjusted income before income taxes, or “AIBIT”. Accordingly, the bonuses that were determined under this program considering AIBIT instead of EBITDA.

This program applied to Mr. Williamson and Mr. Wittwer.  As to Mr. Wittwer, the program provided that the TDS Telecom President and CEO would have the same company and individual performance weightings as the other TDS executive officers, provided that in such case the company performance was to be based on TDS Telecom’s performance rather than TDS’ consolidated performance.  However, the amount of the bonus payable to the TDS Telecom President and CEO was not formulaic and was based on TDS Telecom’s bonus plan, TDS Telecom metrics and various other performance measures in the discretion of the TDS President and CEO and the TDS Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Telephone and Data Systems, Inc.
(Registrant)

Date:	March 14, 2014

By:	/s/ Douglas D. Shuma
Douglas D. Shuma
Senior Vice President and Controller
(principal financial officer and principal accounting officer)